EXHIBIT 99(4)

[LORD, BISSELL & BROOK LETTERHEAD]

May 16, 2001

VIA FEDERAL EXPRESS AND FACSIMILE

Mr. Robert E. Currie
Latham & Watkins
850 Town Center Drive
Suite 200
Costa Mesa, CA 92626-1925

Dear Mr. Currie:

    This firm represents PBOC Holdings, Inc. and People's Bank of California (collectively "PBOC"). Please direct all further PBOC correspondence to me.

    Your letter dated May 4, 2001, addressed to Michael F. Dunning and written on behalf of BYL Bancorp and BYL Bank Group (collectively "BYL") demands that PBOC deliver to BYL "a cashier's check in the amount of $5,456,771 within five (5) business days" because PBOC supposedly breached certain covenants in the Agreement and Plan of Reorganization between BYL and PBOC dated November 1, 2000 (the "Agreement"). Your demand is completely without legal or factual basis and is hereby rejected.

    I am surprised and mystified by the assertion in your May 4 letter that "[t]he failure of the OTS to approve the application by May 1, 2001 was caused by, and was the direct result of, the failure of PBOC and People's to perform their obligations under the Agreement." Your statement is directly contradicted by the letter from the Office of Thrift Supervision ("OTS"), dated April 17, 2001, which was faxed to BYL on April 17. The OTS letter recognized that PBOC complied with the obligations set out in Sections 5.1 and 5.3 of the Agreement to promptly prepare and file all necessary regulatory applications, as evidenced by the OTS's statement that PBOC's application was "deemed complete on March 2, 2001." The April 17, 2001 OTS letter expressly stated that it was BYL's disclosures after March 2, that caused the OTS to suspend the application processing timeframes:

    "Subsequent to that date [March 2, 2001], however, BYL Bank publicly disclosed material events that adversely impact its financial condition. In light of BYL Bank's subsequently disclosed events, and after reviewing your correspondence dated April 2, 2001, the OTS has determined the information submitted to date is inadequate to continue processing the application and to render a decision. Accordingly, please be advised OTS has deemed the application incomplete and has suspended the application from the processing timeframes."

    Thus, BYL's events (not PBOC's) resulted in the OTS decision to suspend the processing timeframes for the application. PBOC promptly conveyed the OTS April 17, 2001 letter to BYL and promptly began gathering the information requested by the OTS and transmitting it to the OTS, but approval nevertheless was not received by May 1, 2001. Indeed, as you admit in your letter of April 17, 2001 to Rudolf Guenzel, once BYL's actions caused the OTS to deem the application incomplete, "regulatory approval of the Merger by May 1, 2001 [was] not only highly unlikely but virtually impossible." Your May 4 letter is an attempt to rewrite history—it was the actions of BYL (not PBOC) which caused the failure of the regulatory approval condition.

    Section 8.1(a)(i) of the Agreement provides that "in the event of a termination of this Agreement resulting from a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $2.0 million to the other party, plus the expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party..." The OTS's letter is direct evidence that BYL has breached its representations, warranties and covenants, including the representation in Section 3.8(ii) (and the covenant in Section 5.6(a)(xviii))

providing that "no event had occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect." The OTS's statement that "BYL Bank publicly disclosed material events that adversely impact its financial condition" shows BYL breached these representations, warranties and covenants.* Thus, as a result of BYL's breach of its representations, warranties and covenants, OTS approval was not and could not have been obtained by May 1, 2001. These breaches by BYL caused the termination of the Agreement, and pursuant to Section 8.1(a)(i), BYL is liable to PBOC for $2 million plus PBOC's expenses, without prejudice to any other rights or remedies that may be available to PBOC. This letter serves as PBOC's demand to BYL for the payment of the $2 million plus PBOC's expenses.

    I trust that this demand will be disclosed to BYL's shareholders along with the details of the OTS's April 17 letter including the OTS's statement regarding material events that adversely impact BYL's financial condition.

                      Very truly yours,

                      /s/ Edward C. Fitzpatrick
                      Edward C. Fitzpatrick

ECF/lw
cc:  Michael E. Kelly (via facsimile)
Michael F. Dunning (via facsimile)

BYL Bankcorp (via federal express)
1875 N. Tustin Avenue
Orange, CA 92865
Attn:  Robert Ucciferri
President and Chief Executive Officer

Knecht & Hansen (via federal express)
1301 Dove Street
Suite 900
Newport Beach, CA 92660
Attn:  Loren P. Hansen, Esq.

*
In addition to Section 3.8(ii), BYL breached other representations, warranties, covenants and undertakings, including, without limitation, those in Sections 3.7, 3.21, and 3.24.